Exhibit 99.1

CEO Letter to all stakeholders of Enertopia Corporation

Kelowna, British Columbia--(Newsfile Corp. - September 13, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following CEO Letter.

As we move into our Fiscal Year 2024, now seems to be a good time to review the past year and look forward with excitement to what's ahead.

During our FY 2023 we continued to make big strides in moving our WT Lithium Project forward with the completion of our second drill program in two years. We commissioned our inaugural 43-101 Technical Resource Report, which we are eagerly awaiting to see and share with all stake holders.

Our neighbors in the area, American Lithium, who are just over one mile to the north - just announced they are working on updating their cost analysis of their TLC project in which they will be providing an  update to their PEA (Preliminary Economic Assessment). Additionally, our neighbors American Battery Technology Company, who are directly west of us, just announced on September 6th, 2023 the contract for a $57M Grant from US DOE (Department of Energy) which will allow for the Construction of a Commercial-Scale Lithium Hydroxide Refinery in Tonopah, NV.

These developments, by admittingly much larger players in the lithium industry, further prove that Enertopia's WT lithium project is in an excellent location and is very prospective for potential future development.

On the Technology side, we have now entered or are entering the rebuttal phase with the USPTO (United States Patent Trademark Office) and expect that by the end of FY 2024 the Company could know the final patent status of all four current non provisional patents. For a refresh the four non provisional patents are listed below by filing date:

Solar Energy Collector System USPTO # 17/751,300 filed on May 23, 2022.

Applications where process heat needs to be generated, can be installed behind PV panels or in glazed stand-alone PVT panels for process heat

Heat Recovery System USPTO # 17/751/305 filed on May 23, 2022.

Locations around the World where heat stress needs to be reduced on PV systems to increase system performance and longevity, increasing value of Carbon Credits

Water Producing System For A Liquid Transfer Mat USPTO # 17/888,320 filed on August 15, 2022.

Our analysis shows that depending on time and place during the year key locations in the world are potentially capable of producing 2.45 gallons to over 4 gallons of water per hour per 80" x 40" PV panel during peak atmospheric conditions.

Energy Management System USPTO # 17,979,696 filed on November 2, 2022.

System can Capture and Track current, voltage, temperature, pressure, or flow data from any AC or DC system and we are calling it CapNTrack

Enertopia owns 100% of the IP on the above non-provisional pending patents.

The Company continues to work on its Hydrogen Project currently in field trials. And will provide further information on next steps in due course.

We thank all our stakeholders for their long-term support of Enertopia as we continue to advance our Mineral and technology projects.

Sincerely,

Robert McAllister

CEO

Enertopia Corporation

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. There can be no assurance that other projects adjacent to Enertopia will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.